As filed with the Securities and Exchange Commission on March 31, 2015

Registration No. 333-202291

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________________

AMENDMENT NO. 6
TO
FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

______________________

KORNIT DIGITAL LTD.
(Exact Name of Registrant as Specified in its Charter)

______________________

State of Israel (State or Other Jurisdiction of Incorporation or Organization)	3555 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

Kornit Digital Ltd.
12 Ha`Amal Street, Afek Park,
Rosh-Ha`Ayin 4809246, Israel
Tel: +972-3-908-5800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kornit Digital North America Inc.
10541-10601 North Commerce Street
Mequon, WI 53092
(262) 518-0200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________

Copies of all correspondence to:

Colin J. Diamond, Esq Joshua G. Kiernan, Esq. White & Case LLP 1155 Avenue of the Americas New York, NY 10036 Tel: (212) 819-8200 Fax: (212) 354-8113	Clifford M. J. Felig, Adv. Aviv Avidan-Shalit, Adv. Meitar Liquornik Geva Leshem Tal 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100 Fax: +972-3-610-3111	David Goldschmidt, Esq. Phyllis G. Korff, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036 Tel: (212) 735-3000 Fax: (212) 735-2000	Shachar Hadar, Adv. Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. One Azrieli Center Tel Aviv 67021, Israel Tel: +972-3-607-4444 Fax: +972-3-607-4470

______________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

______________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Ordinary shares, par value NIS 0.01 per share	8,165,000	$15.00	$122,475,000	$14,232

______________________

(1)   Includes shares granted pursuant to the underwriters’ option to purchase additional shares.

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(3)   Previously paid.

______________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment is filed solely to file the exhibits indicated in Item 8 of Part II. No change is made to the preliminary prospectus constituting Part I of the Registration Statement or Items 6, 7 or 9 of Part II of the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees.

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association to be effective upon the closing of this offering include such a provision. A company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•   financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•   reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

•   reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder, if and to the extent provided in the company’s articles of association:

•   a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•   a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

•   a financial liability imposed on the office holder in favor of a third party.

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•   a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•   a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•   an act or omission committed with intent to derive illegal personal benefit; or

•   a fine or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders. See “Management —Approval of Related Party Transactions under Israeli Law.”

Our amended and restated articles of association to be effective upon completion of this offering will permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Israeli Companies Law.

We have obtained directors and officers liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law. In addition, we have entered into agreements with each of our directors and executive officers exculpating them from liability to us for damages caused to us as a result of a breach of duty of care and undertaking to indemnify them, in each case, to the fullest extent permitted by our amended and restated articles of association to be effective upon completion of this offering and the Israeli Companies Law, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance.

Insofar as the indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling the registrant, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below are the sales of all securities of the registrant sold by the registrant within the past three years (i.e., since January 1, 2012, up to the date of this registration statement) which were not registered under the Securities Act:

•   We granted share options to employees, directors and consultants under our 2015 Plan, 2012 Plan and 2004 Plan covering an aggregate of 1,977,879 ordinary shares, with exercise prices ranging from $0.36 to $2.17 per share. As of the date of this registration statement, 52,425 of these options have been forfeited and cancelled without being exercised.

We claimed exemption from registration under the Securities Act for these option grants described above under Section 4(a)(2), Regulation S, or under Rule 701 of the Securities Act as transactions pursuant to written compensatory plans or pursuant to a written contract relating to compensation.

No underwriters were employed in connection with the securities issuances set forth in this Item 7.

Item 8. Exhibits and Financial Statement Schedules.

(a) The Exhibit Index is hereby incorporated herein by reference.

(b) Financial Statement Schedules.

All Financial Statement Schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Registrant’s consolidated financial statements and related notes thereto.

Item 9. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

1. To provide the underwriters specified in the Underwriting Agreement, at the closing, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

2. That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

3. That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rosh Ha-Ayin, Israel on this 31st day of March, 2015.

KORNIT DIGITAL LTD.

By:	/s/ Gabi Seligsohn
Name: Gabi Seligsohn
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on March 31, 2015 in the capacities indicated:

Signature and Name	Title	Date

/s/ Gabi Seligsohn	Chief Executive Officer and Director	March 31, 2015
Gabi Seligsohn	(principal executive officer)
/s/ Guy Avidan	Chief Financial Officer (principal financial officer	March 31, 2015
Guy Avidan	and principal accounting officer)
*	Chairman of the Board of Directors	*
Yuval Cohen
*	Director	*
Ofer Ben-Zur
*	Director	*
Eli Blatt
*	Director	*
Lauri Hanover
*	Director	*
Marc Lesnick
*	Director	*
Alon Lumbroso
*	Director	*
Jerry Mandel
*	Director	*
Dov Ofer
*/s/ Gabi Seligsohn		March 31, 2015
Gabi Seligsohn
Attorney-in-fact

KORNIT DIGITAL NORTH AMERICA INC.
Authorized Representative in the United States

By:	/s/ Paul Borucki	March 31, 2015
Name: Paul Borucki
Title: Managing Director

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement by and among Kornit Digital Ltd. and the underwriters named therein**
3.1	Articles of Association of the Registrant**
3.2	Form of Amended and Restated Articles of Association of the Registrant, to be effective upon closing of this offering**
4.1	Specimen Share Certificate**
5.1	Opinion of Meitar Liquornik Geva Leshem Tal, Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent)
10.1	2004 Share Option Plan**
10.2	2012 Share Incentive Plan**
10.3	Form of indemnification agreement by and between Kornit Digital Ltd. and each of its directors and executive officers**
10.4	Sales Representative Agreement, dated April 1, 2014, between the Registrant and Hirsch International Corporation†**
10.5	Original Equipment Manufacturer Supply Agreement, dated January 6, 2006, between the Registrant and Spectra Printing, a division of Dimatix, Inc.†**
10.6

Amendment No. 1 to Original Equipment Manufacturer Supply Agreement, dated September 20, 2006, between the Registrant and Fujifilm Dimatix, Inc., formerly Spectra Printing, a division of Dimatix, Inc.†**

10.7

Amendment No. 2 to Original Equipment Manufacturer Supply Agreement, dated September 1, 2007, between the Registrant and Fujifilm Dimatix, Inc., formerly Spectra Printing, a division of Dimatix, Inc.†**

10.8	Amendment No. 3 to Original Equipment Manufacturer Supply Agreement, dated March 17, 2008, between the Registrant and Fujifilm Dimatix, Inc., formerly Spectra Printing, a division of Dimatix, Inc.†**
10.9	Amendment No. 4 to Original Equipment Manufacturer Supply Agreement, dated July 1, 2010, between the Registrant and Fujifilm Dimatix, Inc., formerly Spectra Printing, a division of Dimatix, Inc.†**
10.10	Amendment No. 5 to Original Equipment Manufacturer Supply Agreement, dated October 4, 2011, between the Registrant and Fujifilm Dimatix, Inc., formerly Spectra Printing, a division of Dimatix, Inc.†**
10.11

Amendment No. 6 to Original Equipment Manufacturer Supply Agreement, dated December 6, 2012, between the Registrant and Fujifilm Dimatix, Inc., formerly Spectra Printing, a division of Dimatix, Inc.†**

10.12

Amendment No. 7 to Original Equipment Manufacturer Supply Agreement, dated February 1, 2013, between the Registrant and Fujifilm Dimatix, Inc., formerly Spectra Printing, a division of Dimatix, Inc.†**

10.13	Amendment No. 8 to Original Equipment Manufacturer Supply Agreement, dated January 1, 2014, between the Registrant and Fujifilm Dimatix, Inc., formerly Spectra Printing, a division of Dimatix, Inc.†**
10.14	Amendment No. 9 to Original Equipment Manufacturer Supply Agreement, dated August 22, 2014, between the Registrant and Fujifilm Dimatix, Inc., formerly Spectra Printing, a division of Dimatix, Inc.†**
10.15	Amended and Restated Supplier Agreement, dated March 9, 2015, between the Registrant and I.T.S. Industrial Technologic Solutions, Ltd.†∞**
10.16	Amended and Restated Investors’ Rights Agreement, dated March 18, 2015, by and among the Registrant and the other parties thereto**
10.17	Management Services Agreement, dated August 11, 2011, by and between the Registrant and Fortissimo Capital Fund II (Israel) L.P.**
10.18	Termination Agreement, dated March 18, 2015, terminating the Management Services Agreement, dated August 11, 2011, by and between the Registrant and Fortissimo Capital Fund II (Israel) L.P.**
10.19

Lease Agreement, dated March 25, 2010, by and between the Registrant and Benvenisti Engineering Ltd. as amended by Addendum to Lease Agreement, dated November 21, 2011, and Addendum to Lease Agreement, dated September 16, 2014∞**

EXHIBIT INDEX

Exhibit No.	Description
10.20

English Summary of the Office and Parking Space Lease Agreement dated as of December 17, 2007, by and between the Registrant and Industrial Building Corporation Ltd. as amended by Addendum, dated 2007, Addendum to Lease Agreement, dated 2007, Addendum to Lease Agreement, dated March 8, 2012, Addendum to Lease Agreement, dated 2012, Addendum to Lease Agreement, dated December 19, 2012, Addendum to Lease Agreement, dated May 20, 2013, Addendum to Lease Agreement, dated January 12, 2014, and Addendum to Lease Agreement, dated January 12, 2014.**

10.21	2015 Incentive Compensation Plan**
10.22	2015 Employee Stock Purchase Plan**
21.1	List of subsidiaries of the Registrant**
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm**
23.2	Consent of Meitar Liquornik Geva Leshem Tal (included in Exhibit 5.1)**
24.1	Power of Attorney (included in signature pages of Registration Statement)**
99.1	Power of Attorney of Lauri Hanover, Alon Lumbroso, Jerry Mandel and Dov Ofer**

__________

**    Previously filed.

†    Confidential treatment requested.

∞    English translation of the original Hebrew document.